Exhibit 99.1

Aventine Renewable Energy Holdings, Inc. Reports Fourth Quarter and Year End 2010 Financial Results

DALLAS, TX, March 17, 2011 (GLOBE NEWSWIRE) — Aventine Renewable Energy Holdings, Inc. (OTCBB:AVRW), a leading producer of clean renewable energy, announced today its results for the fourth quarter and the year ended December 31, 2010.

On March 15, 2010, the Company emerged from bankruptcy and implemented fresh-start accounting using a convenience date of February 28, 2010. The consolidated financial statements prior to March 1, 2010 reflect results based upon our historical cost basis while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh-start reporting. Therefore, the post-emergence periods are not comparable to the pre-emergence periods. As a result of the application of fresh start accounting, our consolidated financial statements prior to and including February 28, 2010 represent the operations of our pre-reorganization predecessor company and are presented separately from the consolidated financial statements of our post-reorganization successor company.

Net loss attributable to Aventine for the ten months ended December 31, 2010 and the two months ended February 28, 2010 was $25.5 million, or $2.97 per diluted share, and $266.3 million, or $6.14 per diluted share, respectively, compared to a net loss of $46.3 million, or $1.08 per diluted share, in fiscal year 2009.  Revenues were $370.6 million and $77.7 million for the ten months ended December 31, 2010 and the two months ended February 28, 2010, respectively, compared to $594.6 million for fiscal year 2009.

For the fourth quarter of 2010, the Company generated a net loss of $2.5 million, or $0.29 per diluted share, compared to net income of $13.4 million, or $0.31 per diluted share, in the fourth quarter of 2009. Revenues for the fourth quarter of 2010 were $139.2 million, compared to $121.9 million for the fourth quarter of 2009.

Tom Manuel, Aventine’s Chief Executive Officer, said, “2010 was a year of growth and transition, as we emerged from bankruptcy, our new management team was established and we raised a total of $155 million in debt financing, which was refinanced with a $200 million term loan facility.  In addition, we expanded the potential capacity of our operations with the completion of our Mt. Vernon and Aurora West facilities and the acquisition of the Canton, Illinois facility. We began start-up operations at the Mt. Vernon facility in December. We expect the Aurora West facility and the Canton facility to become operational in 2011, subject to weather conditions, commodity prices, and the availability of working capital.  ”

Manuel added, “In February 2011, we increased our revolving facility from $20 million to $30 million in order to provide additional working capital to execute our business plan.  The revolving facility supplements our $200 million term loan. In addition, we are continuously considering other financing opportunities to further enhance our liquidity position based on prevailing market conditions and other factors.”

2010 Significant Events

•            On March 15, 2010, the Company emerged from protection under Chapter 11 of the Bankruptcy Code.  In connection with the emergence, Aventine:

•            appointed a new management team and six new directors to our Board of Directors;

•            issued and sold an aggregate of $105.0 million principal amount of 13% senior secured notes due 2015 and 1,710,000 shares of common stock to holders of our pre-petition notes that subscribed to the sale of our 13% senior secured notes;

•            began a pro rata distribution of shares of common stock to holders of our pre-petition notes and to holders of allowed general unsecured claims;

•            entered into a revolving credit and security agreement with PNC Bank, providing for a $20 million revolving credit facility and, as noted above, on February 28, 2011, the revolving credit and security agreement was amended to increase the maximum loan amount to $30.0 million.

•            issued warrants to purchase an aggregate of 450,000 shares of common stock to holders of equity interests prior to our emergence from bankruptcy;

•            amended and restated our organizational documents and those of our subsidiaries; and;

•            adopted a 2010 equity incentive plan providing for the issuance of up to 855,000 shares of common stock, subject to adjustment.

•            On August 6, 2010, we entered into a purchase agreement pursuant to which we acquired substantially all of the assets, and assumed specified liabilities, of New CIE Energy Opco, LLC, d/b/a Riverland Biofuels for a purchase price of $16.5 million.  The assets comprise the facility in Canton, Illinois and include real property at the plant site as well as surrounding parcels.

•            On August 19, 2010, we issued and sold $50.0 million in aggregate principal amount of our 13% senior secured notes due 2015 in a transaction exempt from the registration requirements under the Securities Act, resulting in gross proceeds to us of approximately $51.0 million.

•            On December 22, 2010, we entered into a senior secured term loan credit agreement, whereby the lenders provided us an aggregate principal amount $200.0 million term loan facility, the proceeds of which were used to redeem the 10% senior secured notes, to pay related transaction costs, fees and expenses, and for general corporate purposes.

•            We substantially completed both the Mt. Vernon and Aurora West facilities in the fourth quarter of 2010. We began start-up operations at the Mt. Vernon facility in December 2010,

and we expect the Aurora West facility to become operational in 2011, subject to weather conditions, commodity prices, and the availability of working capital.

Fourth Quarter Conference Call

We will hold a conference call at 9:00 am central time (10:00 am eastern time) on Tuesday, March 22, 2011 to discuss the contents of this press release. Dial in to the conference call at (877) 312-5514 (U.S.) or (253) 237-1137 (International), access code: 53330171, ten minutes prior to the scheduled start time. A link to the broadcast can be found on our website at http://www.aventinerei.com/ in the Investor Relations section under the “Conference Calls” link. If you are unable to participate at this time, a replay will be available through March 28, 2011 on this website or by dialing (800) 642-1687 (U.S.) or, (706) 645-9291 (International) access code: 533330171. Should you have any problems accessing the call or the replay, please contact Aventine at (214) 451-6750.

About Aventine Renewable Energy

Aventine is a leading producer of ethanol. Through our production facilities, we market and distribute ethanol to many of the leading energy companies in the U.S. In addition to producing ethanol, our facilities also produce several by-products, such as distillers grain, corn gluten meal and feed, corn germ and grain distillers dried yeast, which generate revenue and allow us to help offset a significant portion of our corn costs.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negatives of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include our ability to obtain and maintain normal terms with vendors and service providers, our estimates of allowed general unsecured claims, unliquidated and contingent claims and estimations of future distributions of securities and allocations of securities among various categories of claim holders, our ability to maintain contracts that are critical to our operations, our ability to attract and retain customers, our ability to fund and execute our business plan and any ethanol plant expansion or completion projects, our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all, laws, tariffs, trade or other controls or enforcement practices applicable to our operations, changes in weather and general economic conditions, overcapacity within the ethanol, biodiesel and petroleum refining industries, availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins, our ability to raise additional capital and secure additional financing, our ability to service our debt or comply with our debt covenants, our ability to attract, motivate and retain key employees, liability resulting from actual or potential future litigation or the outcome of any litigation with respect to our auction rate securities or otherwise, and plant shutdowns or disruptions.

Consolidated Financial Results

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	Successor	Predecessor
	Ten Months Ended December 31,	Two Months Ended February 28,	Year Ended December 31,	Year Ended December 31,
	2010	2010	2009	2008
	(In thousands except per share amounts)
Net sales	$370,559	$77,675	$594,623	$2,248,301
Cost of goods sold	(349,751)	(66,686)	(585,904)	(2,239,340)
Gross profit	20,808	10,989	8,719	8,961
Selling, general and administrative expenses	(34,068)	(4,608)	(26,694)	(35,410)
Start-up activities	(1,177)	—	—	—
Other expense	(1,681)	(515)	(1,510)	(8,495)
Operating income (loss)	(16,118)	5,866	(19,485)	(34,944)
Income from termination of marketing agreements	—	—	10,176	—
Interest income	139	—	11	3,040
Interest expense	(8,274)	(1,422)	(14,697)	(5,077)
Gain on derivative transactions, net	633	—	1,219	17,110
Loss on available-for-sale securities	(1,990)	—	—	—
Other non-operating income (expense)	117	—	—	(35,927)
Income (loss) before reorganization items and income taxes	(25,493)	4,444	(22,776)	(55,798)
Reorganization items	—	(20,282)	(32,440)	—
Gain due to plan effects	—	136,574	—	—
Loss due to fresh start accounting adjustments	—	(387,655)	—	—
Loss before income taxes	(25,493)	(266,919)	(55,216)	(55,798)
Income tax benefit	29	626	8,956	7,472
Net loss	(25,464)	(266,293)	(46,260)	(48,326)
Net loss attributable to non-controlling interest	—	—	—	(1,230)
Net loss	$(25,464)	$(266,293)	$(46,260)	$(47,096)

	Successor	Predecessor
	Ten Months Ended December 31,	Two Months Ended February 28,	Year Ended December 31,	Year Ended December 31,
	2010	2010	2009	2008

Loss per common share — basic	$(2.97)	$(6.14)	$(1.08)	$(1.12)
Basic weighted-average number of shares	8,584	43,401	42,968	42,136

Loss per common share — diluted	$(2.97)	$(6.14)	$(1.08)	$(1.12)
Diluted weighted-average number of common and common equivalent shares	8,584	43,401	42,968	42,136

For the ten months ended December 31, 2010, the two months ended February 28, 2010 and the years ended December 31, 2009 and 2008, we generated net losses of $25.5 million, $266.3 million, $46.3 million and $47.1 million, respectively. The loss in the ten months ended December 31, 2010 is primarily due to selling, general and administrative expenses.  The loss in the two months ended February 28, 2010 is primarily attributable to adjustments of $387.7 million required to report assets and liabilities at fair value under fresh-start accounting and $20.3 million of reorganization items resulting from our Chapter 11 bankruptcy filing, which were offset by a gain due to plan effects of $136.6 million.  The 2009 net loss of $46.3 million is primarily attributable to $32.4 million in reorganization items. The 2008 net loss of $47.1 million is primarily the result of $33.2 million in nonrecurring losses comprised of a $31.6 million loss related to the sale of our portfolio of auction rate securities and a $1.6 million impairment loss pertaining to the development costs of a second dry mill ethanol plant on our Pekin site.

The overall decrease in net sales from the year ended December 31, 2009 and the two months ended February 28, 2010 to the ten months ended December 31, 2010 of 24.6% is primarily the result of less supply available as we terminated our marketing alliance and significantly reduced our purchase/resale supply operations.  In addition, we experienced a decrease in our equity production during 2010 as a result of a temporary shutdown at our Nebraska facility during July and August.  The reduction in supply was partially offset by an increase in the average sales price of ethanol for the ten months ended December 31, 2010 and the two months ended February 28, 2010 as compared to the year ended December 31, 2009.

Cost of goods sold consists of production costs (the cost to produce ethanol at our own facilities), the cost of purchased ethanol, the cost of ethanol sold from our inventory, freight and logistics to ship ethanol and co-products and motor fuel taxes which have been billed to customers. The decrease in cost of goods sold as a percentage of net sales from 98.5% for the year ended December 31, 2009 to 85.8% for the two months ended February 28, 2010 is principally the result of lower corn costs, freight costs, depreciation, and motor fuel taxes.  The increase in cost of goods sold as a percentage of net sales from 85.8% for the two months ended February 28, 2010 to 94.4% for the ten months ended December 31, 2010 is primarily due to increased corn costs.  During the two months ended February 28, 2010, corn used in production was approximately $3.66 per bushel while corn used in production during the ten months ended approximated $4.21 per bushel.

During the ten months ended December 31, 2010, we had $1.2 million of expenses related to the start up of the Mt. Vernon facility.  The Mt. Vernon facility ran at approximately 35.2% of nameplate capacity during the month of December 2010, producing approximately 3.2 million gallons of ethanol.

During the two months ended February 28, 2010, we recognized reorganization expenses of $20.3 million as compared to $32.4 million during 2009.  The decrease of $12.1 million is primarily due to a decrease of $16.8 million in the provision for rejected executory contracts and leases, offset by an increase of $1.3 million related to professional fees directly related to the reorganization and an increase of $3.4 million for other miscellaneous bankruptcy related items.  We did not record reorganization expenses during the ten months ended December 31, 2010.

The two months ended February 28, 2010 included the loss due to fresh-start accounting adjustments of $387.7 million, consisting of adjustments required to report assets and liabilities upon emergence from bankruptcy at fair value, and a gain due to plan effects of $136.6 million related to implementation of the plan of reorganization.

EBITDA

We have included EBITDA and Adjusted EBITDA primarily as performance measures because management uses them as key measures of our performance. EBITDA is defined as earnings before interest expense, interest income, income tax expense, and depreciation. EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S. (“GAAP”) and should not be considered an alternative to net earnings or any other measure of performance under GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity (particularly since, in the latter case, management views EBITDA as a performance measure rather than a liquidity measure). EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of the limitations of EBITDA are:

•            EBITDA does not reflect our cash used for capital expenditures;

•            Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for such replacements;

•            EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•            EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•            EBITDA includes non-recurring loss items which are reflected in other income (expense).

In order to emphasize the effects of certain income and loss items in our financial statements, we also report a second computation referred to as Adjusted EBITDA, which adjusts EBITDA for certain items. Our adjusted EBITDA is adjusted for (i) reorganization items, (ii) gain due to plan effects, (iii) loss due to the application of fresh start accounting adjustments, (iv) stock-based compensation, (v) loss on available for sale securities and (vi) gain on resolution of bankruptcy issues. Previously presented calculations have been modified to reflect the current definition of Adjusted EBITDA.

Management believes EBITDA and Adjusted EBITDA are meaningful supplemental measures of operating performance and so highlights trends in our core business that may not otherwise be apparently when relying solely on GAAP financial measures.  We also believe that securities analysts, investors, and other interested parties frequently use EBITDA in the evaluation of companies, many of which present EBITDA when reporting their results.  Additionally, management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing our performance on a year-over-year and quarter-over-quarter basis.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts, and others, use EBITDA and Adjusted EBITDA to assess:

•            the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•            our operating performance and return capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•            the feasibility of acquisitions and capital expenditure projects and the overall rate on alternative investment opportunities.

	Successor	Predecessor
	For the Ten Months Ended December 31,	For the Two Months Ended February 28,	For the Year Ended December 31,
(Unaudited)	2010	2010	2009
	(In thousands)
Statement of Operations Data:
Net loss	$(25,464)	$(266,293)	$(46,260)
Interest income	(139)	—	(11)
Interest expense (a)(b)	8,274	1,422	14,697
Income tax benefit	(29)	(626)	(8,956)
Depreciation	9,792	2,795	14,366
EBITDA	$(7,566)	$(262,702)	$(26,164)

Reorganization items	$—	$20,282	$32,440
Gain due to plan effects	—	(136,574)	—
Loss due to fresh-start accounting adjustments	—	387,655	—
Stock-based compensation	7,784	277	2,536
Loss on available for sale securities	1,990	—	—
Gain on resolution of bankruptcy issues	(873)	—	—
Adjusted EBITDA	$1,335	$8,938	$8,812

(a)                Interest capitalized during construction was $6.2 million for the ten months ended December 31, 2010, $0 for the two months ended February 28, 2010 and $0 for the year ended December 31, 2009.

(b)               Contractual interest expense not recorded was $5.0 million and $21.9 million for the two months ended February 28, 2010 and year ended December 31, 2009, respectively.

Summary Balance Sheets

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	Successor	Predecessor
	December 31,
	2010	2009
	(In thousands, except share and per share data)
Assets
Current assets:
Cash and equivalents	$34,533	$52,585
Restricted cash	164,765	—
Accounts receivable, net of allowance for doubtful accounts of $75 in 2010 and $2,400 in 2009	11,571	10,947
Inventories	44,179	24,237
Income taxes receivable	954	5,796
Prepaid expenses and other current assets	14,185	7,323
Total current assets	270,187	100,888
Property, plant and equipment, net	296,289	589,049
Restricted cash	16,211	7,451
Available for sale securities	—	5,442
Other assets	11,291	9,866
Total assets	$593,978	$712,696
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$156,118	$—
Short-term borrowings	—	42,765
Current obligations under capital leases	789	—
Accounts payable	23,311	11,164
Accrued liabilities	4,906	2,544
Other current liabilities	10,589	6,279
Total current liabilities	195,713	62,752

Pre-petition liabilities subject to compromise	—	365,549
Long-term debt	191,840	—
Deferred tax liabilities	2,026	2,936
Other long-term liabilities	2,741	13,927
Total liabilities	392,320	445,164

Stockholders’ equity:
Successor common stock, par value $0.001 per share; (15,000,000 shares; 7,448,916 shares outstanding, net of 7,791 shares held in treasury)	8	—
Successor preferred stock; (5,000,000 shares authorized; no shares issued or outstanding)	—	—
Predecessor common stock, par value $0.001 per share; (185,000,000 shares authorized; 43,048,158 shares outstanding, net of 21,548,640 shares held in treasury)	—	44
Predecessor preferred stock; (50,000,000 shares authorized; no shares issued or outstanding)	—	—
Additional paid-in capital	227,360	294,297
Retained deficit	(25,464)	(28,421)
Accumulated other comprehensive income (loss), net	(246)	1,612
Total stockholders’ equity	201,658	267,532
Total liabilities and stockholders’ equity	$593,978	$712,696

Liquidity and Capital Resources

The following table sets forth selected information concerning our financial condition:

	Successor	Predecessor
	December 31, 2010	December 31, 2009
	(In millions, except current ratio)
Cash and cash equivalents	$34.5	$52.6
Net working capital	$74.5	$38.1
Total debt (1)(2)	$348.0	$42.8
Current ratio	1.38	1.60

(1)                As of December 31, 2009, total debt excludes our pre-petition notes, which are recorded in pre-petition liabilities subject to compromise.

(2)                Concurrent with the closing of our term loan agreement in December 2010, we irrevocably deposited in trust with the trustee for our 13% senior secured notes, $164.8 million of the proceeds from the term loan facility, funds sufficient to pay the redemption price for all $155.0 million aggregate principal amount of the notes. The Company redeemed such notes on January 21, 2011.